INDEPENDENT AUDITOR'S CONSENT




We consent to the incorporation by reference in the registration statement of Foreland Corporation on Form S-3 of our report (which includes an explanatory paragraph about the ability of the Company to continue as a going concern) dated April 12, 1996 on our audits of the consolidated financial statements of Foreland Corporation, as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, which report is included in the Company's Annual Report on Form 10-K.

/s/ Hein & Associates LLP

HEIN + ASSOCIATES LLP

Denver, Colorado

July 10, 1996